                                                                     EXHIBIT 15


                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

     THIS AGREEMENT, made and entered into this 30th day of May, 1988, by and between Elco Industries, Inc., a corporation organized and existing under the laws of the State of Delaware hereinafter called the Corporation, and August F. DeLuca, hereinafter called the Executive.


                                   WITNESSETH:

     WHEREAS, the Executive is serving the Corporation as its Chief Financial Officer; and

     WHEREAS, the Corporation desires to provide Executive with a supplemental benefit subject to all of the terms and conditions set forth below.

     NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:


                                    ARTICLE I

     1.1 Supplemental Benefit. If the Executive shall continue in the employment of the Corporation until he attains the age of sixty-five (65), the date of such occurrence is hereby established to be 10/10/2008 for purposes hereof (the "Benefit Date"), and he retires from active daily employment no later than the first day of the month next following the Benefit Date, then the Corporation agrees that it will pay to the Executive the sum of Twenty-One Thousand Six Hundred ($21,600.00) Dollars on the first day of the second month following the Benefit Date and on each of the successive fourteen anniversary dates of the date of such first payment, until he has received a total of fifteen (15) payments of such amount. The aggregate amount of such fifteen (15) payments is hereinafter referred to as the "Supplemental Benefit." The timing of the payments of the Supplemental Benefit may be accelerated by the Board of Directors in its sole discretion. In the event of retirement at any earlier or later time, no benefit shall be payable except in such amount and upon such terms as may be determined by the Board of Directors of the Corporation ("Board of Directors") in its sole discretion. In the event that the Executive so retires, but dies before receiving the entire Supplemental Benefit, then the remaining payments shall be made in accordance with the foregoing schedule to such individual or individuals as the Executive may have designated in writing, filed with and been approved by the Corporation. In the absence of any effective designation of beneficiary, any such remaining amounts shall be payable to the Executive's duly qualified executor or administrator.


                                   ARTICLE II

     2.1 Death Prior to Benefit Date. In the event the Executive should die while actively employed by the Corporation at any time after the date of this Agreement but prior to the Benefit Date, the Corporation will pay the Supplemental Benefit to such individual or individuals as the Executive may have designated in writing, filed with and been approved by the Corporation. Payment of the Supplemental Benefit shall be made in accordance with the schedule provided in Section 1.1 except that the date of the Executive's death shall be substituted for the Benefit Date. In the absence of any effective designation of beneficiary, any such remaining amounts shall be payable to the Executive's duly qualified executor or administrator.


                                   ARTICLE III

     3.1 Disability Prior to Benefit Date. In the event that during the period of active daily employment prior to termination of his employment with the Corporation, the Executive shall become permanently and totally disabled, mentally or physically, which disability renders him unable to perform his duties as determined by the Board of Directors in its sole discretion, the Corporation will pay the Supplemental Benefit to the Executive or his legal representative in accordance with the schedule provided in Section 1.1 except that the date of disability as so determined by the Board of Directors shall be substituted for the Benefit Date. In the event that the Executive becomes disabled within the terms of this section, but dies before receiving the entire Supplemental Benefit, then the remaining payments shall be made in accordance with the foregoing schedule to such individual or individuals as the Executive may have designated in writing, filed with and been approved by the Corporation. In the absence of any effective designation of beneficiary, any such remaining amounts shall be payable to his duly qualified executor or administrator.


                                   ARTICLE IV

     4.1 Voluntary Termination of Service or Discharge. In the event that the Executive shall voluntarily terminate his employment with the Corporation or be discharged by the Corporation with or without cause, this Agreement shall terminate upon the date of voluntary termination of employment or discharge and no benefits or payments of any kind are to be made hereunder, except as provided under Section 8.1.

     4.2 Other Termination of Benefits. The Corporation reserves the right to terminate this Agreement at any time in the sole discretion of the Board of Directors. In the event that Executive is actively employed by the Corporation at the time of such termination, he shall be entitled to the cash surrender value of any insurance policy obtained pursuant to Article VII and then in effect. The amount of such cash surrender value and the timing and other terms of payment thereof to Executive shall be determined by the Board of Directors in its sole discretion provided that in the event that full payment is deferred more that 30 days after such termination the Corporation shall pay Executive interest compounded annually from the date of termination on the unpaid balance at a floating rate equal to the prime rate as then announced from time to time by The First National Bank of Chicago. Full payment of the cash surrender shall be made no later than three years after such termination.


                                    ARTICLE V

     5.1 Alienability. Neither the Executive, his widow, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owned by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder the Corporation's liabilities shall forthwith cease and terminate.


                                   ARTICLE VI

     6.1 Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus stock or similar employee plans which the Corporation may now or hereafter have.


                                   ARTICLE VII

     7.1 Insurance Policies. The Corporation reserves the right in its sole discretion to purchase an insurance policy or policies relating to the Executive to allow the Corporation to recover the costs of providing the benefits hereunder, in whole or in part. Should the Corporation elect to purchase such an insurance policy or policies, the Corporation shall be the owner and beneficiary thereof. The Corporation reserves the absolute right, in its sole discretion, to terminate any such policy or policies, at any time, either in whole or in part. At no time shall the Executive be deemed to have any right, title, or interest in or to any specified asset or assets of the Corporation, including, but not by way of restriction, any such insurance policy or policies or the proceeds therefrom.

     Any such policy shall not in any way be considered to be security for the performance of the obligations of this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

     If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

     7.2 This Article shall not be construed as giving the Executive or his beneficiary any greater rights than those of any other unsecured creditor of the Corporation.


                                  ARTICLE VIII

     8.1 Change of Control. In the event of any change of control of the Corporation while the Executive is actively employed by the Corporation, then notwithstanding any provision in this Agreement to the contrary, the Corporation shall pay the Supplemental Benefit to Executive in the event of (i) termination of his employment with the Corporation, (ii) discharge by the Corporation, or
(iii) such other event as would require payment hereunder, whichever is earliest. Payment of the Supplemental Benefit shall be made in accordance with the schedule provided in Section 1.1 except that the date of such earliest event shall be substituted for the Benefit Date. In the event that the Executive becomes so entitled to the Supplemental Benefit but dies before receiving the entire amount thereof, then the remaining payments shall be made in accordance with the foregoing schedule to such individual or individuals as the Executive may have designated in writing, filed with and been approved by the Corporation. In the absence of any effective designation of beneficiary, any such remaining amounts shall be payable to the Executive's duly qualified executor or administrator. For purposes of this Article, "change of control" shall mean the acquisition by any person or group of persons of direct or indirect control or beneficial ownership of 30% or more of the common stock $5.00 par value, of the Corporation.

                                   ARTICLE IX

     9.1 Named Fiduciary. The Corporation is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement and to employ or designate any person or organization to advise or perform services with respect to the Corporation's responsibilities under this Agreement and to allocate to such person or organization all, or part of, the responsibility for the operation and administration of this Agreement.


                                    ARTICLE X

     10.1 Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation, and any successor organization which shall succeed to substantially all of its assets and business.


                                   ARTICLE XI

     11.1 Amendment. This Agreement shall not be amended, altered or modified except by written agreement signed by the parties hereto, or their respective successors or permitted assigns.


                                   ARTICLE XII

     12.1 Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail to:

     If to the Company:

          Elco Industries, Inc.
          1111 Samuelson Road
          P.O. Box 7009
          Rockford, Illinois 61125

     If to the Executive:

Each party shall have the right by written notice to change the place to which any notice may be addressed.


                                  ARTICLE XIII

     13.1 Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Executive, or restrict the right of the Executive to terminate his employment.

     13.2 Not in Lieu of Other Compensation. The salary continuation benefits provided by this Agreement are granted by the Corporation as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.


                                   ARTICLE XIV

     14.1 Claims Procedure. If an Executive or the Executive's beneficiary fails to receive benefits to which such Executive or beneficiary feels entitled under this Plan, such Executive or beneficiary shall submit a claim for such benefits in writing to the Corporation within 60 days of the date the Executive or beneficiary would have received such benefits if so entitled. Such claim shall be reviewed by the Corporation. If the claim is denied, in full or in part, the Corporation shall provide a written notice in a manner calculated to be understood by the claimant within 90 days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any, and an explanation of why such material or information is necessary. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

     If a claim is denied in full or in part and a review is desired, the Executive or his beneficiary shall so notify the Corporation in writing within 60 days after receiving a denial of claim and a claim shall be deemed denied if the Corporation does not take any action within the aforesaid 90-day period. In requesting a review, the Executive or his beneficiary may review this Plan Agreement or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion, the Corporation shall then review the claim and provide a written decision within 60 days after receipt of the request for review unless special circumstances require an extension of time for processing in which case a decision shall be rendered as soon as possible, but no later than 120 days after receipt of a request for review. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan Agreement on which the decision is based and be written in a manner calculated to be understood by the claimant.


                                   ARTICLE XV

     15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Illinois.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and the Executive has hereunto set his hand and seal at Rockford (town & state) Illinois the day and year first above written.

                                            ELCO INDUSTRIES, INC.

                                            By: /s/ D. M. Hasse, V.P.
                                               --------------------------------

                                                /s/ August F. DeLuca
                                               --------------------------------
                                               Executive

                           DESIGNATION OF BENEFICIARY

     Pursuant to the terms of an Executive Supplemental Benefit Agreement dated May 30, 1988, between myself and Elco Industries, Inc., I hereby designate the following beneficiary(ies) to receive any payments which may be due under such Agreement after my death:

Primary Beneficiary  August F. DeLuca Trust, dated 10/7/82

-------------------------------------------------------------------------------

Secondary Beneficiary(ies) ----------------------------------------------------

-------------------------------------------------------------------------------

     The Primary Beneficiary named above shall be the designated beneficiary referred to in Article II of said Agreement if he or she is living at the time a death benefit payment thereunder becomes due and payable, and the Secondary Beneficiary named above shall be the designated beneficiary referred to in
Article II of said Agreement only if he or she is living at the time a death benefit payment becomes payable and the Primary Beneficiary is not then living.

     This designation hereby revokes any prior designation which may have been in effect.

                                            Date: May 30, 1988
                                                 ------------------------------

             D. M. Hasse                    /s/ August F. DeLuca
---------------------------------------     -----------------------------------
              (Witness)                                 (Executive)


                           Acknowledged By:      D. M. Hasse             V.P.
                                            -----------------------------------
                                            (Corporation Officer)       (Title)

                              AMENDMENT NUMBER ONE
                                     TO THE
                    EXECUTIVE SUPPLEMENTAL BENEFIT AGREEMENT

     Elco Industries, Inc. ("Corporation") entered into the Executive Supplemental Benefit Agreement ("Agreement") with August F. Deluca ("Executive") on May 30, 1988 . The parties to the Agreement hereby amend the Agreement as provided under Section 11.1 as follows:

     1. This amendment shall be known as Amendment Number One.

     2. The introductory material following the term "Witnesseth" shall be amended in its entirety to read as follows:

               WHEREAS, the Executive is serving the Corporation as its Chief Financial Officer ; and

               WHEREAS, the Corporation desires to provide the Executive with a supplemental benefit subject to all of the terms and conditions set forth below; and

               WHEREAS, the Corporation has determined the amount of such supplemental benefit based on the assumption that the Executive will have completed 25 years of service with the Corporation at the Executive's retirement.

               NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

     3. Section 8.1 of Article VIII shall be amended in its entirety to read as follows:

          (a) In the event of any change of control of the Corporation while the Executive is actively employed by the Corporation, then notwithstanding any provision in this Agreement to the contrary, the Corporation shall make a lump sum distribution, calculated as provided below, to the Executive upon the occurrence of the earliest of the following events: (i) the Executive's voluntary termination of employment with the Corporation, (ii) the Executive's discharge by the Corporation,

Amendment Number One
Executive Supplemental Benefit Agreement
Page 2

          or (iii) such other event as would require payment hereunder ("Benefit Date"). The amount of the lump-sum distribution shall be the present value of the fifteen (15) annual payments provided for in Section 1.1, determined as of the Benefit Date, using as a discount rate the yield on U.S. Treasury Bonds with a maturity date that is approximately fifteen (15) years after the Benefit Date as reported in the Wall Street Journal or other similar financial publication on the business day coinciding with or next preceding the Benefit Date. Such distribution shall be made to the Executive within fourteen (14) days of the Benefit Date. If the executive dies after becoming entitled to such lump-sum distribution, but before the distribution is made, such distribution shall be made to such individual or individuals as the Executive may have designated in writing, filed with and approved by the Corporation. In the absence of an effective designation of beneficiary, any such distribution shall be payable to the Executive's duly qualified executor or administrator. For purposes of this Article, "change of control" shall mean the acquisition by any person or group of persons of direct or indirect control or beneficial ownership of 30% or more of the common stock $5.00 par value, of the Corporation.

          (b) If the Executive's employment is terminated after a change of control, with or without cause, for any reason other than death or on or after the Executive attains age sixty-five (65), then, during the three-year period after such termination, the Executive shall be included to the extent eligible thereunder in any and all then existing plans providing general benefits of the Corporation's employees, including but not limited to, group life, hospitalization, disability, medical and dental insurance at the expense of the Corporation, or if such termination renders the Executive ineligible to participate in any group plan, the Corporation will purchase such individual insurance policies or other plans providing benefits at least as favorable to the Executive as those provided prior to the termination.

     4. Except as hereby amended, the Agreement shall remain in full force and effect.

DATE:    May 30    , 1988                   ELCO INDUSTRIES, INC.
     --------------

                                            By /s/ D M Hasse, V.P.
                                              ---------------------------------
                                                       Vice President

                                               /s/ August F. DeLuca
                                              ---------------------------------
                                                          Executive